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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-47069, 333-56849, 333-86375, 333-102448,
333-103570 and 333-105997) and Form S-3 (File Nos. 333-81419, 333-90961 and
333-39744) of Quanta Services, Inc. of our report dated February 27, 2003 (except for the matters discussed in Note 16, as to which the date is March 10, 2003, and except for the changes related to the restatement of 2002 loss per share discussed in Note 3, as to which the date is September 29, 2003), relating to the consolidated financial statements, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Houston, Texas
September 29, 2003